Exhibit 99.1

NEWS RELEASE

CONTACTS:	Wayne Whitener
Chief Executive Officer
TGC Industries, Inc.
(972) 881-1099

Jack Lascar / Karen Roan
DRG&L (713) 529-6600

FOR IMMEDIATE RELEASE

TGC Industries Reports Second Quarter 2011 Results

Backlog increases to $56 million

First half revenues increase 52% to $80 million

First half EBITDA increases 162% to $19.5 million

PLANO, TEXAS — August 1, 2011 — TGC Industries, Inc. (NASDAQ: TGE) today announced financial results for the second quarter of 2011.  Revenues increased 34 percent to $30.2 million compared to $22.5 million in the second quarter of 2010.  Net income was $0.6 million, or $0.03 per diluted share, compared to a net loss of $1.2 million, or ($0.06) per share, in the second quarter of 2010.  Second quarter 2011 EBITDA (earnings before net interest expense, taxes, depreciation, and amortization) increased 150 percent to $6.0 million from $2.4 million in the second quarter of 2010. A reconciliation of EBITDA (a non-GAAP financial measure) to reported earnings can be found in the financial tables.  In the second quarter of 2011, the Company incurred $528,000 of transaction costs related to the proposed merger agreement with Dawson Geophysical Company.

Wayne Whitener, TGC Industries’ President and Chief Executive Officer, stated, “We are pleased with our second quarter results, which were driven by an outstanding performance in our U.S. operations as the domestic market continued to strengthen.  Our backlog rose sequentially to $56 million, and for first half of the year, we generated revenues of over $80 million and EBITDA of almost $20 million.  In response to growing customer demand, we added an eighth seismic acquisition crew in the U.S. during the quarter.  As expected, the second quarter was negatively impacted by the seasonal slowdown in Canada that resulted from the spring thaw, where we wound down activities with essentially no crews operating there for most of the quarter.  However, toward the end of the second quarter, we were awarded new business in Canada and accordingly activated two crews there.

“Overall, the seismic acquisition market continues to improve, and bidding remains active.  In light of the improving market environment, we have just purchased another 5,000 channel GSR (Geospace Seismic Recorder) wireless recording system.  While our third quarter will again be impacted by the normal seasonality in Canada, we are optimistic about the remainder of the year as the U.S. business continues to strengthen and the ramp up of the winter season in Canada will occur during the latter half of the year.  In addition, we ended the quarter with approximately $22 million in cash and remain financially strong and well capitalized, with the financial and operational flexibility to make the most of opportunities in this strengthening market.”

SECOND QUARTER 2011

Revenues for the second quarter of 2011 were $30.2 million compared to $22.5 million in the second quarter of 2010.  The Company began the second quarter with seven crews operating in the U.S. and added an eighth crew during the quarter compared to operating six crews in the U.S. during the 2010 second quarter.  In Canada, the number of working crews wound down to zero during the second quarter as a result of the spring thaw, but the Company added two crews toward the end of the quarter.

Cost of services as a percentage of revenues declined to 72.6 percent compared to 81.6 percent in the second quarter of 2010.  Selling, general and administrative (“SG&A”) expenses were $2.3 million compared to $1.7 million in the second quarter of 2010.  As a percentage of revenues, SG&A expenses for the second quarter of 2011 fell slightly to 7.5 percent from 7.8 percent in the second quarter of 2010.

Net income in the second quarter of 2011, which includes the above-mentioned transaction related costs, grew to $0.6 million, or $0.03 per diluted share, from a net loss of $1.2 million, or ($0.06) per share, in the second quarter of 2010.  In the second quarter of 2011, the Company recorded income tax expense of $0.4 million, an effective tax rate of 42.6 percent, compared to an income tax benefit of $0.4 million in the second quarter of 2010, an effective tax benefit rate of 24.5 percent. Second quarter 2011 EBITDA increased 150 percent to $6.0 million compared to $2.4 million in last year’s second quarter.  EBITDA margin in the second quarter increased by 915 basis points to 19.8 percent from 10.7 percent in the same period of 2010.

FIRST HALF 2011

Revenues for the first six months of 2011 grew 52 percent to $80.5 million from $52.8 million in the first six months of 2010.    Cost of services as a percentage of revenues decreased to 69.9 percent in the first half of 2011 from 79.4 percent in the first half of 2010.  SG&A expenses were $4.8 million, or 5.9 percent of revenues, in the first half of 2011 compared to $3.4 million, or 6.5 percent of revenues, in the first half of 2010.

Net income for the first half of 2011 was $6.4 million, or $0.33 per diluted share, compared to net loss of $0.7 million, or ($0.03) per share, a year ago.  First half 2011 results include $1.1 million of transaction costs related to the proposed merger agreement with Dawson Geophysical Company.  First half 2011 EBITDA increased 162 percent to $19.5 million, or 24.2 percent of revenues, compared to $7.4 million, or 14.1 percent of revenues, in same period of 2010.

CONFERENCE CALL

TGC Industries has scheduled a conference call for Monday, August 1, 2011 at 9:30 a.m. Eastern Time / 8:30 a.m. Central Time.  To participate in the conference call, dial 480-629-9771 at least 10 minutes before the call begins and ask for the TGC Industries conference call.  A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until August 15, 2011.  To access the replay, dial 303-590-3030 using a pass code of 4456423#.

Investors, analysts, and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.tgcseismic.com.  To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download, and install any necessary audio software.  For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at http://www.tgcseismic.com.

TGC Industries, Inc., based in Plano, Texas, is a leading provider of seismic data acquisition services with operations throughout the continental United States and Canada.  The Company has branch offices in Houston, Midland, Oklahoma City and Calgary.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on our current expectations and projections about future events. All statements other than statements of historical fact included in this press release regarding the Company are forward-looking statements. There can be no assurance that those expectations and projections will prove to be correct.  Important factors that could cause actual results to differ materially from such expectations and projections are disclosed in the Company’s Securities and Exchange Commission filings, and include, but are not limited to, the dependence upon energy industry spending for seismic services, the unpredictable nature of forecasting weather, the potential for contract delay or cancellation, and the potential for fluctuations in oil and gas prices.  We undertake no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

Tables to follow

TGC Industries, Inc.

Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenue	$30,215,516	$22,480,784	$80,462,829	$52,774,625

Cost and expenses
Cost of services	21,950,230	18,335,659	56,219,924	41,921,690
Selling, general, administrative	2,272,895	1,744,273	4,773,453	3,429,310
Depreciation and amortization expense	4,778,547	3,789,217	9,241,426	7,656,931
	29,001,672	23,869,149	70,234,803	53,007,931

Income (loss) from operations	1,213,844	(1,388,365)	10,228,026	(233,306)

Interest expense	191,856	214,202	382,696	429,814

Income (loss) before income taxes	1,021,988	(1,602,567)	9,845,330	(663,120)

Income tax expense (benefit)	435,213	(391,961)	3,494,821	(3,021)

NET INCOME (LOSS)	$586,775	$(1,210,606)	$6,350,509	$(660,099)

Earnings (loss) per common share:
Basic	$0.03	$(0.06)	$0.33	$(0.03)
Diluted	$0.03	$(0.06)	$0.33	$(0.03)

Weighted average number of common shares outstanding:
Basic	19,239,027	19,202,800	19,224,138	19,201,133
Diluted	19,566,185	19,202,800	19,535,069	19,201,133

All per share amounts have been adjusted for the 5% stock dividend paid May 14, 2010 to shareholders of record as of April 30, 2010.

The statements of operations reflect all adjustments which are, in the opinion of management, necessary for a fair presentation of the interim periods.  The results of the interim periods are not necessarily indicative of results to be expected for the entire year.

TGC Industries, Inc.

Condensed Consolidated Balance Sheets

	June 30	December 31,
	2011	2010

Cash and cash equivalents	$21,929,881	$13,072,503
Receivables (net)	12,685,452	17,166,709
Prepaid expenses and other	4,501,524	7,398,195
Current assets	39,116,857	37,637,407
Other assets (net)	265,092	262,364
Property and equipment (net)	50,042,291	49,715,626
Total assets	$89,424,240	$87,615,397

Current liabilities	$19,832,920	$23,943,519
Long-term obligations	4,508,380	6,021,455
Long-term deferred tax liability	4,908,469	4,787,623
Shareholders’ equity	60,174,471	52,862,800
Total liabilities & equity	$89,424,240	$87,615,397

TGC Industries, Inc.

Reconciliation of EBITDA to Net Income

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Net income (loss)	$586,775	$(1,210,606)	$6,350,509	$(660,099)
Depreciation	4,778,547	3,789,217	9,241,426	7,656,931
Interest expense	191,855	214,202	382,696	429,814
Income tax expense (benefit)	435,213	(391,961)	3,494,821	(3,021)

EBITDA	$5,992,390	$2,400,852	$19,469,452	$7,423,625

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